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                                                                    EXHIBIT 10.1

                         NORTH FORK BANCORPORATION, INC.

                2004 OUTSIDE DIRECTORS STOCK IN LIEU OF FEES PLAN

     1. Purposes of the Plan. The purpose of this 2004 Outside Directors Stock In Lieu of Fees Plan is to provide a way for the Non-Employee Directors of North Fork Bancorporation, Inc. and its subsidiaries to increase their ownership of North Fork Common Stock and align their interests with the interests of North Fork's shareholders.

     2.    Definitions. As used herein, the following definitions shall apply:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Committee" means the Compensation and Stock Committee of the Board or any successor to such committee.

          (c)  "Common Stock" means the common stock of the Company.

          (d) "Company" means North Fork Bancorporation, Inc., a Delaware corporation.

          (e) "Director" means a member of the Board or a member of the board of directors of any Subsidiary of the Company, or any honorary, advisory or emeritus director of the Company or any such Subsidiary.

          (f) "Directors Fees" means any fees payable to a Non-Employee Director for his or her service as a Director of the Company or any of its Subsidiaries, including (i) fees payable as a retainer for service on the Board of Directors or any committee of the board of directors of any such entity (including special retainer fees payable to chairpersons), (ii) fees payable for attendance at meetings of the board of directors or any committee of the board of directors of any such entity, and (iii) fees payable for service as an honorary, advisory or emeritus director of any such entity.

          (g) "Distribution Dates" means the 10th day of any two calendar months that are six (6) months apart (e.g., March and September) as determined from time to time by the Plan Administrator, or if either such day in any year is not a Trading Day, the first Trading Day thereafter.

          (h) "Employee" means any person employed by the Company or any Subsidiary of the Company.

          (i) "Market Value," in reference to the Common Stock, means, as of any date, the average over the preceding ten (10) Trading Days of the closing price per share of the Common Stock as quoted on the stock exchange on which the Shares are then listed.

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          (j)  "Non-Employee Director" means a Director of the Company or any
               Subsidiary of the Company who is not an Employee.

          (k) "Participant" means any Non-Employee Director who is participating in the Plan at any given time.

          (l)  "Plan" means this 2004 Outside Directors Stock In Lieu of Fees
               Plan.

          (m) "Plan Year" means the period extending from May 1 of any calendar year until April 30 of the ensuing calendar year, or any other 365 day period that may be designated by the Plan Administrator.

          (n)  "Share" means a share of the Common Stock.

          (o) "Subsidiary" means a "subsidiary corporation" of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986.

          (p) "Trading Day" means a day on which the principal U.S. securities markets are open for trading.

     3. Administration. The Plan will be administered by the Committee (the "Plan Administrator"). Subject to the express provisions set forth elsewhere in this Plan, the Plan Administrator will (i) have responsibility for obtaining from Non-Employee Directors their elections forms for participation in the Plan pursuant to Section 6(a), (ii) oversee the distribution of Shares to Directors under the Plan and the maintenance of Plan books and accounts, (iii) distribute appropriate notices and materials regarding the Plan (including materials required under applicable securities and other laws) and make all appropriate filings with regulatory agencies, and (iv) interpret the Plan and otherwise have responsibility for the orderly operation of the Plan. Interpretations regarding the Plan by the Plan Administrator will be final and binding on all Directors subject to the Plan. The Plan Administrator may delegate to other parties, including officers of the Company, some or all of its duties under the Plan.

     4. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be distributed to Non-Employee Directors under the Plan in lieu of cash fees is 500 thousand Shares. Shares distributed under the Plan may be authorized but unissued shares of Common Stock, or shares of Common Stock held in the treasury.

     5. Eligibility. Only Non-Employee Directors may participate in the Plan. The Plan shall not confer upon any Non-Employee Director any right to continue as a member of the Board or a member of the board of directors of any Subsidiary of the Company or to be re-nominated to any such position, nor shall it interfere in any way with any rights which the Director, the Company or the Company's shareholders may have to terminate the Director's relationship with the Company or its Subsidiaries.

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     6.    Participation.

          (a) Effect of Participation; Election Procedure. Non-Employee Directors who elect to participate in the Plan ("Participants") will receive all or some portion of the Directors' Fees that would otherwise be payable to them in cash, as they may designate, in the form of Shares of Common Stock. Elections by Non-Employee Directors to participate in the Plan, to terminate pre-existing participation in the Plan, or to alter pre-existing levels of participation in the Plan, will be made on forms provided to Non-Employee Directors by the Plan Administrator, must be made by Non-Employee Directors at least one (1) month prior to the beginning of the Plan Year to which the election relates, and may not be changed during such Plan Year; provided, however, in the event of financial hardship as defined by the Plan Administrator, a Non-Employee Director who has elected to participate in a Plan Year may terminate his or her participation at any time during such Plan Year. Once a Non-Employee Director has made an election to participate or not to participate in the Plan, such election shall remain in effect for as long as such Non-Employee Director remains a Non-Employee Director, unless and until such election is changed by the Non-Employee Director in accordance with this Section 6(a), regardless of any increase or decrease in directors' fees payable to such Non-Employee Director or number of director positions held by such Non-Employee Director with the Company and its Subsidiaries.

          (b) Distribution of Shares; Calculation of Number of Shares Distributable. Shares will be distributed to Directors eligible and electing to participate in the Plan on the biannual Distribution Dates, regardless of the date or dates on which cash Directors Fees are distributed to Directors. On each Distribution Date, participating Directors who have participated in the Plan in the six-month period preceding the Distribution Date (the "Distribution Period") will receive from the Company a number of Shares equal to the greater of (A) the sum of the Monthly Share Allocations for such Director during the relevant Distribution Period, determined as provided below, or (B) the Period-End Allocation for such Distribution Period, determined as provided below. A "Monthly Share Allocation" for a participating Director for any month during a Distribution Period shall equal (i) the dollar amount of the cash payment or payments of Directors Fees that the Director would have received in such month but did not receive due to his or her participation in the Plan, divided by
               (ii) the Market Value of the Common Stock on the date or dates in such month on which the cash payment thus foregone would otherwise have been received by the Director, calculated to the nearest one one-hundredth of a share (.01). A "Period-End Allocation" for a participating Director for any Distribution Period shall equal (i) the aggregate dollar amount of all cash payments of Directors Fees that the Director would have received in such Distribution Period but did not receive due to his or her participation in the Plan, divided by (ii) the Market Value of the Common Stock on the last

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               date in such Distribution Period on which any cash payment thus foregone would otherwise have been received by the Director, calculated to the nearest one one-hundredth of a share (.01). In making any calculation above, if, between the date of any foregone cash payments for participating Directors and the Distribution Date, there shall have been a change in the outstanding shares of Common Stock of the Company in the nature of a stock dividend, stock split, reorganization, recapitalization or other similar change, and, if appropriate, the type and issuer of shares issuable to participating Director on the Distribution Date shall be adjusted accordingly. Participants will receive cash in lieu of any fractional Share resulting from the above calculation, based on the Market Value of the Common Stock on the Distribution Date. Distribution of Shares may be made directly to participating Directors or into accounts maintained by or on behalf of such Directors under any other Company plan into which such Shares may be directly deposited, with the consent of such Directors. Distributed Shares will be registered in the name of the participating Director or, if deposited into an account under another Company plan, in the name of the administrator of such plan, or in the name of any custodian or nominee designated by either.

          (c) Insider Information. Regardless of any other provision in the Plan, including Section 6(a), Non-Employee Directors may not elect to participate in the Plan, or, if already participating, may not elect to terminate their participation or change the level of their participation in the Plan, during a period when such Directors would not be permitted to trade in the Company's securities under the Company's policy regarding trading by insiders, or when such Directors are otherwise in possession of material non-public information concerning the Company.

          (d) Share Shortfalls. In the event that there shall be no remaining Shares authorized for issuance under the Plan or the issuance of additional Shares under the Plan is prohibited by applicable law, the Plan will be suspended and no further Shares will be issued under the Plan unless and until such issuance is once again lawful and may be resumed. In the event of any such suspension, if the final distribution of Shares to participants prior to such suspension may not be completed in full, each participant will receive a pro rata share of the remaining Shares available for distribution on such Distribution Date and cash in lieu of the Shares that would have been distributed to him or her on such date but were not due to the suspension, in an amount equal to the Market Value of such Shares on such date. During any period of suspension, no further elections to participate shall be made or shall be valid.

     7. Term of Plan. The Plan shall become effective upon its adoption by the Board following recommendation by the Committee. It shall continue for a term of ten (10) years unless earlier terminated by the Board.

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     8.    Share Ownership. Until the issuance to a participating Director of
Shares under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), such Director will have no right to vote or receive dividends or any other distributions or any other rights as a shareholder with respect to such Shares.

     9. Distribution of Cash. If a Director has elected to participate in the Plan but only with respect to a portion of his or her Directors Fees, cash payments of the remaining portion of such participant's Directors Fees shall be distributed in accordance with the prevailing practices of the Company or the Subsidiary.

     10. Adjustments Upon Changes in Capitalization. The number of Shares of Common Stock authorized for distribution under the Plan from time to time shall be adjusted to reflect any stock split, stock dividend, or similar change in the outstanding shares of Common Stock; provided that there shall be no such adjustment in the event of any issuance of shares of Common Stock by the Company for a consideration.

     11. Amendment and Termination of the Plan. The Board may at any time amend, alter, suspend, or discontinue the Plan.

     12. Conditions Upon Issuance of Shares. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 as amended, the rules and regulations promulgated under such laws, state securities laws, and the requirements of any stock exchange upon which the Shares may then be listed.

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